EXHIBIT 10.1

TERM LOAN AND SECURITY AGREEMENT

between

PHOTOMEDEX, INC., as Borrower

and

CLUTTERBUCK FUNDS LLC, as Lender

Dated as of March 19, 2010

TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of March 19, 2010, is entered into by and between PHOTOMEDEX, INC., a Delaware corporation, with its principal office 147 Keystone Drive, Montgomeryville, Pennsylvania 18936 (the “Borrower”), and CLUTTERBUCK FUNDS LLC, a Delaware limited liability company, with an office at 200 Public Square, Suite 2910, Cleveland, Ohio 44114 (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower is in the business of developing, manufacturing and marketing proprietary excimer laser equipment and, in connection therewith, enters into leases and consignments with dermatologists and other commercial users of such laser equipment; and

WHEREAS, the Borrower has requested and the Lender has agreed to make a secured term loan on the terms set forth in this Agreement and the other Credit Documents (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

1.1 Certain Defined Terms.  For the purposes of this Agreement the following terms will have the following meanings:

“Accounts Receivable” means all presently existing and hereafter arising accounts, accounts receivable, contract rights, payment intangibles and all other forms of obligations owing to Borrower pursuant to the sale or lease of the Pledged Units (including, without limitation, pursuant to the Transaction Documents).

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bankruptcy Exception” has the meaning set forth in Section 3.1(a)(iii).

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for business in Cleveland, Ohio.

“Collateral” shall mean all of Borrower’s right, title and interest in and to the following personal property:

1.	the Pledged Units;

2.	the Transaction Documents;

3.	all payments made to the Borrower pursuant to the Transaction Documents;

4.	all funds deposited in the Controlled Account;

5.	all Accounts Receivable;

6.
upon the release of the security interests granted by the Borrower to CIT Healthcare, LLC, as agent for the lenders set forth in the Master Term Loan and Security Agreement, dated as of December 31, 2007, as amended, by and among the Borrower, CIT Healthcare, LLC, as agent, and the lenders set forth therein  (the “Master Term Loan and Security Agreement”), the “Collateral” (as defined in the Master Term Loan and Security Agreement);

7.	all of the Borrower’s books and records relating to the foregoing; and

8.
any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, proceeds and insurance proceeds of any of the foregoing.

“Controlled Account” shall mean a depository account with Wachovia Bank, National Association (the “Controlled Account Bank”) that shall be used by the Borrower to deposit all payments made to the Borrower pursuant to the Transaction Documents.

“Credit Documents” shall mean this Agreement, the Term Note and the Warrant.

“Eligible Account Receivable” shall mean an Account Receivable of Borrower to the extent arising out of complete sales by Borrower in accordance with the terms and conditions of all purchase orders, contracts and other documents relating thereto, which, at all times until it is collected in full, continuously meets the following requirements:  (a) to the extent that it is not subject to any claim for credit, allowance, or adjustment by the Obligor or any set off or counter claim, but such Account Receivable shall only be ineligible to the extent of such credit, allowance, adjustment, set off or counter claim; (b) arose in the ordinary course of Borrower’s business and not more than (i) ninety (90) days have elapsed since the invoice date (i.e. the date of completing performance of services sufficient to justify the rendition of the invoice or the sale of goods to the Obligor), or (ii) sixty (60) days have elapsed since the payment due date for the applicable invoice with respect to the performance (fully completed) of services or the sale of goods for or to the Obligor; (c) is not due from any Obligor with respect to which Borrower has received any notice of, has any knowledge of any bankruptcy or insolvency action or proceeding concerning the Obligor; (d) is not an Account Receivable due from any Affiliate, shareholder or employee of Borrower; (e) is not an Account Receivable which Lender has deemed to be ineligible, in the exercise of its good faith, reasonable credit judgment (using standards and exclusion criteria consistently applied to all other borrowers similarly situated).

“GAAP” shall mean United States generally accepted accounting principles.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether incurred or arising by operation of law or otherwise against any property.

“Maturity Date” shall mean the date that is eighteen months after the Closing Date.

“Obligors” shall mean each party to the Transaction Documents, other than the Borrower.

“Permitted Lien” shall mean (a) Liens in favor of the Lender; (b) Liens for Taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Borrower; provided that a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against Borrower or any property of Borrower of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than twenty (20) consecutive days after it first arises or is being properly contested and (ii) is at all times junior in priority to any Liens in favor of the Lender; (f) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by the Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of the Borrower (whether structured as a purchase money security interest or a capital lease); (h) Liens granted to CIT Healthcare, LLC, as agent, under or in connection with the Master Term Loan and Security Agreement; and (i) Liens granted to Perseus Partners, VII, L.P. (it being acknowledged that Liens granted to Perseus Partners, VII, L.P. on Collateral shall be subordinate to Liens granted to the Lender  to the extent  provided in the Intercreditor Agreement date as of even date herewith among Borrower, Lender and Perseus Partners, VII, L.P.).

“Person” is any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association or government entity.

“Pledged Units” shall mean the XTRAC laser units and related equipment set forth in Schedule 1 hereto (as such schedule may be amended, modified, or restated from time to time by mutual agreement of the Borrower and the Lender).

“Taxes” means all federal, state and local customs, duties, taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Transactions” shall mean the lease and consignment transactions entered into by the Borrower with respect to the Pledged Units.

“Transaction Documents” shall mean the documents entered into between the Borrower and the Obligors in connection with the Transactions, including without limitation usage or membership agreements, equipment leases, consignments, promissory notes, security agreements, and guarantees.

“Warrant” shall mean the Warrant issued by Borrower to Lender on the date hereof.

SECTION 2. The Term Loan.

2.1 The Term Loan.

(a) Loan.  Subject to the conditions set forth in this Agreement, the Lender agrees to loan to the Borrower the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Term Loan”). The Term Loan will be evidenced by a Promissory Note in substantially the form attached hereto as Exhibit A (the “Term Note”).

(b) Closing.  Subject to the conditions set forth herein, the closing for the Term Loan (the “Closing”) shall take place contemporaneously with the execution and delivery of the Credit Documents or such date as such conditions are satisfied or waived (the date of such Closing, the “Closing Date”).  The Closing shall take place via telecopier (or similar means of electronic transmission) and overnight mail at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 at 11:00 a.m. eastern time or at such other place as the Lender and the Borrower may agree.

(c) Payment.  Interest shall accrue on any unpaid principal balance of the Term Note at the rate of twelve percent (12%) per year; provided, however, that such rate shall increase to eighteen percent (18%) per year upon an Event of Default and remain at such increased rate until such Event of Default is cured or waived.  All accrued and unpaid interest shall be paid monthly in arrears on the first day of each month and all unpaid principal, together with any accrued and unpaid interest at such time, shall be paid on the Maturity Date. All computations of interest shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

2.2 Collateral for Term Loans. To secure the repayment of the Term Loan and all other obligations of Borrower to Lender hereunder, Borrower hereby assigns and grants to Lender a first priority lien on and security interest in and to the Collateral, subject to the Permitted Liens, and upon satisfaction of Borrower’s obligations under this Agreement, Lender shall release such lien and security interest.

2.3 Prepayment. Upon thirty days prior written notice to the Lender, Borrower may prepay the Term Loan in whole or in part without payment of penalty or unearned interest; provided, however, that any such prepayment of principal shall be accompanied by the payment of interest accrued to the date of such prepayment and all costs, expenses or charges then owed to Lender pursuant to the Term Note.

2.4 Time of Payments.  Maker shall make each payment hereunder not later than 4:00 p.m. (Cleveland, Ohio time) on the day when due in U.S. Dollars to the Lender at its offices in same day funds.  Whenever any payment under the Term Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

2.5 Application of Payments. Prior to an Event of Default, all payments and prepayments shall be applied in the following order of priority: (i) first to fees, costs and expenses owing to Lender, (ii) second to any accrued and unpaid interest, (iii) third to the principal of the Term Loan, and (iii) fourth to other amounts due and owing to Lender from Borrower hereunder. Following an Event of Default, payments and prepayments shall be applied as provided for in Section 5.3 herein.

SECTION 3. Representations and Warranties; Covenants.

3.1 Representation and Warranties of Borrower. Borrower hereby makes, as of the Closing Date, the following representations, warranties and covenants to the Lender:

(a) Organization, Power and Qualification.

(i) Borrower is a corporation that is duly organized and validly existing under the laws of the State of Delaware, and is qualified and in good standing to engage in its regular course of business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualifications, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect;

(ii) Each of this Agreement and the Term Note has been duly authorized by all necessary proceedings of Borrower, has been duly and validly executed and delivered by Borrower, and, assuming due authorization, execution and delivery by Lender, is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms hereof and thereof, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or affecting the rights, powers, privileges, remedies or interests of creditors generally, (b) rules or principles of equity affecting enforcement of obligations generally, whether at law, in equity or otherwise, or (c) the exercise of the discretionary powers of any court or other authority before which a proceeding may be brought seeking equitable remedies, including, without limitation, specific performance and injunctive relief (each, a “Bankruptcy Exception”);

(iii) No consent, approval, authorization, order, registration or qualification of, or with, any person, or of, or with, any court or regulatory authority or other governmental body having jurisdiction over Borrower, the absence of which would adversely affect the legal and valid execution, delivery and performance by Borrower of this Agreement, the Term Note, or the documents and instruments contemplated hereby or thereby or the taking by Borrower of any actions contemplated herein or therein, is required except for (a) the filing of a notice on Form D under the Securities Act of 1933, as amended and (b) the compliance with applicable state securities laws, (c) the consent of Perseus Partners VII, L.P. to the Term Loan and the liens granted under this Agreement, and (d) the listing of the shares of the Borrower’s common stock issuable upon exercise of the Warrant on Nasdaq;

(iv) Neither the execution and delivery of this Agreement, the Term Note, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the Term Note by Borrower, conflict with or result in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including, without limitation, any judgment, order, injunction, decree or ruling of any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any covenant or agreement or instrument to which Borrower is now a party, or by which Borrower or any of Borrower’s property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of the Restated Certificate of Incorporation, as amended, Bylaws or any other organizational documents of Borrower (in each case as in effect on the date hereof);

(v) There is no pending or threatened claim or proceeding by or before any court or governmental agency against or affecting the Borrower which, if adversely decided would have a material adverse effect on the business, operations or financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement, the Term Note, or the documents and instruments contemplated hereby or thereby; and

(vi) The principal executive office of Borrower is the address stated herein.

(b) Accuracy of Information. All information, in whatever form, provided by Borrower to Lender concerning the Transactions, including, without limitation: (i) the legal names and addresses of Obligors, (ii) the amount, due dates and payments due under the Transaction Documents, (iii) the description of the Pledged Units, (iv) the description of the Transaction Documents, (v) cash flows, and (vi) delinquencies has been provided with the knowledge that the Lender has been induced to enter into this Agreement in reliance on such information, and Borrower warrants that all such information is accurate and correct in all material respects.

(c) Transaction Representations.

(i) Each Transaction Document is genuine and, to the Borrower’s knowledge, represents a valid obligation of the Obligor named therein, and each such Transaction Document is and will continue to be enforceable against each Obligor in accordance with the terms thereof, without defense, offset or counterclaim, subject to the Bankruptcy Exception;

(ii) Each Transaction is denominated in United States dollars and has been entered into by Obligors domiciled in the United States of America;

(iii) Each Transaction Document contains an obligation of the applicable Obligor to pay for the use of the Pledged Units in accordance with the terms of the applicable usage agreement;

(iv) Each Transaction was originated in the ordinary course of Borrower’s business in connection with the sale, lease or consignment of one or more Pledged Units in accordance with Borrower’s customary credit policies, and the Pledged Units that are the subject thereof are intended for the Obligors’ professional, commercial or other business  use;

(v) The terms and conditions contained in the Transaction Documents correctly reflect the entire agreement between the parties thereto and there are no other written agreements or representations, or any oral agreements by Borrower, in connection therewith;

(vi) Borrower has not, directly, or indirectly, in any material way not in the ordinary course of business extended or otherwise restructured the payment terms or any other term or condition of any Transaction Document or made any extension or other accommodation to any Obligor for purposes of changing or beneficially affecting the delinquency status of any Transaction;

(vii) Each Transaction complies in all material respects with all applicable state, federal, local and other laws, rules, regulations and requirements in effect as of the Closing Date with respect to the creation of such obligations, the billing or collection, of discounts, fees or similar charges;

(viii) All Pledged Units leased or consigned (as the case may be) to the Obligors have been delivered to, and unconditionally accepted by, the Obligors in writing, in accordance with the applicable usage agreement or other applicable Transaction Document;

(ix) Except for the rights either granted to or provided to the Obligors under the applicable Transaction Documents, Borrower owns the Collateral, free and clear of any Liens other than Permitted Liens, and Borrower has not previously assigned, sold or hypothecated any interest that it may have to or under any Transaction or any Pledged Unit which has not heretofore been, or will be prior to the Closing Date, reassigned or released to Borrower, and upon the consummation of the transactions contemplated hereby, Lender will be vested with such security interests, and all right, title and interest of Borrower in and to the Collateral free and clear of any Lien thereon (other than Permitted Liens), except in favor of Lender, and will be entitled to all of the benefits due and owing to Borrower (but none of the obligations) under the Transaction Documents;

(x) The Pledged Units relating to any Transaction will be properly insured as required by the terms of the Transaction Documents. There are, to the best of Borrower’s knowledge, no pending claims by any Obligor against Borrower, any other the manufacturer of any of the Pledged Units or other supplier of any of the Pledged Units based on express or implied warranties, product liability or otherwise;

(xi) As of the Closing Date, all outstanding material Taxes, fees, charges or assessments levied or assessed in connection with each Transaction (or Pledged Unit that is the subject of such Transaction) have been fully paid or reserved by Borrower or by the Obligor, as the case may be;

(xii) There are no oral or written agreements of any kind between Borrower and any other person, company or entity (including, without limitation, brokers, vendors, Obligors and governmental bodies) which will or may materially and adversely affect Lender’s interests in or to any of the Collateral, other than Permitted Liens;

(xiii) Within the last six (6) years, Borrower has not conducted business under any other trade name, fictitious name or any other legal name, except such vestigial uses under the names of Laser Photonics, Inc. and Acculase, Inc.;

(xiv) Borrower has not assigned its rights under any Transaction Document;

(xv) Borrower has all regulatory licenses, permits, approvals and clearances, including, without limitation, approvals by the United States Food and Drug Administration, to enter into the Transactions; and

(xvi) Borrower’s insurance policy, naming Lender as lender loss payee and additional insured, is in full force and effect.

3.2 Covenants of Borrower. Borrower hereby covenants and agrees that until the Term Loan has been paid and performed in full and this Agreement shall have terminated:

(a) all financial information shall be prepared in accordance with GAAP applied on a consistent basis with prior periods;

(b) Borrower shall give Lender at least thirty (30) days’ prior written notice of any relocation of its state of organization or its chief executive office, and shall at all times maintain its place of organization and its chief executive office within the United States;

(c) Borrower agrees to maintain product liability insurance reasonably acceptable to Lender and agrees to require Obligors to maintain professional liability and personal injury insurance on the Pledged Units as required in the Transaction Documents. Borrower agrees not to waive the requirement of any insurance coverage under policies maintained by an Obligor pursuant to any Transaction Document.

(d) Borrower shall at all times take all acts necessary to obtain and maintain the first priority Lien of Lender or its designated assignee on the Collateral, subject to Permitted Liens;

(e) Borrower shall, for the term of any Transaction Document, promptly advise Lender of any matter of which Borrower has knowledge which may be detrimental in any material respect to an Obligor’s financial condition or Lender’s first priority Lien on the Collateral (other than the Permitted Liens):

(f) Borrower shall furnish to Lender a certificate of an authorized officer of Borrower stating that he or she has reviewed the activities of Borrower and that, to the best of his or her knowledge, there exists no Event of Default or event which with notice or lapse of time (or both) would become an Event of Default, substantially in the form of the certificate attached hereto as Exhibit C (the “Officer’s Certificate”) within thirty (30) days after any request by Lender;

(g) Borrower shall provide to Lender (i) within sixty (60) days following the end of each fiscal quarter, a balance sheet as of the end of such fiscal quarter, and statements of income and cash flows for such fiscal quarter and for the year to date, certified by Borrower’s Chief Financial Officer as being prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes); (ii) within ninety (90) days after the end of each fiscal year, audited financial statements certified by an independent certified public accountant selected by Borrower; (iii) within five (5) days of the filing thereof, all reports required to be filed with the Securities Exchange Commission; (iv) within thirty (30) days following the end of each quarter, the quarterly report for Pledged Unit placements and usage in the form of Exhibit B attached hereto; (v) within thirty (30) days following the end of each quarter, the quarterly historical chart of total Pledged Units placements and treatments detailing the average daily usage per Pledged Unit; (vi) within twenty (20) days after the end of each month, summaries of the monthly aging and the status of any charge-offs of receivable balances in which Lender has an interest, by usage or services contracts accounts, as well as in the aggregate, and other source information from which the aforementioned, summaries are prepared; (vii) within twenty (20) days after the end of each month, a monthly report, including the summary of billings to each Obligor and the status of each Transaction, on locations of Pledged Units; and (viii) within twenty (20) days after the end of each month, monthly listing of cancelled or expired Transactions, in each instance, by name, location and reason.  Each of the financial statements delivered pursuant to clauses (i) or (ii) shall be accompanied by an Officer’s Certificate in the form of Exhibit C hereto of the Borrower’s Chief Financial Officer, stating that as of the date thereof there exists no Event of Default or event which, with the giving of notice or passage of time or both would become an Event of Default or, if such Event of Default or event exists, describing such occurrence and the steps being taken by Borrower in respect thereof;

(h) Borrower shall, at all reasonable times and upon reasonable notice, allow Lender by or through any of its officers, agents, employees, attorneys, or accountants to (i) examine, inspect, and make extracts from Borrower’s books and other records, including, without limitation, the tax returns of Borrower; (ii) arrange for verification of Borrower’s accounts, under reasonable procedures coordinated with Borrower or Borrower’s auditors; and (iii) examine and inspect the Collateral, wherever located; provided, however, unless an Event of Default occurs and is continuing Bank shall be limited to one inspection of such books and records during any calendar quarter.

(i) Borrower shall promptly and fully report to Lender in writing if any Pledged Unit is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Pledged Unit cost or Ten Thousand Dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage;

(j) Borrower shall make or cause to be made all filings in respect of, and pay or cause to be paid when due, all taxes, assessments, fines, fees and other liabilities (including all taxes and other claims in respect of the Transactions and the related Pledged Units) unless being reasonably contested;

(k) Borrower shall remain in full compliance with all laws and regulations applicable to it including, without limitation:  (a) ensuring that no person who owns a controlling interest in or otherwise controls Borrower is or shall be (I) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (II) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidelines on BSA compliance and on the prevention and detection of money laundering violations;

(l) Borrower shall, within thirty (30) days from the date hereof establish and thereafter maintain a lockbox account (the “Controlled Account”) with a bank satisfactory to Lender into which all Payments shall be made and shall cause such bank to enter into a control agreement with Lender (a “Control Agreement”), in form and substance satisfactory to Lender.

(m) Borrower shall within sixty (60) days upon the return of any Pledged Unit by an Obligor either (i) have delivered such Pledged Unit to a new Obligor pursuant to a usage agreement or other Transaction Document pledged to Lender hereunder, or (ii) have delivered to Lender as replacement collateral for the obligations of Borrower hereunder, substitute Transaction Documents and Pledged Units.

(n) Borrower shall perform in all material respects all of its obligations arising by contract, agreement, or imposed by applicable law, rule or regulation with respect to any of the Pledged Units;

(o) The proceeds of the Term Loan shall be used for working capital and general corporate purposes of the Borrower, but shall not be used for (i) distributions to the holders of the Company’s equity or (ii) the non-scheduled payment of funded indebtedness.

(p) Borrower shall maintain, as of the end of each calendar quarter, a minimum aggregate amount of $500,000 of Eligible Accounts Receivable and Borrower shall provide Lender with a quarterly statement evidencing the same within 20 days following the end of each calendar quarter.

(q) Borrower shall not sell, lease, transfer or dispose of any of its properties or assets, except in the ordinary course of business;

(r) Borrower shall not create or suffer to exist any Lien upon or against any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens;

(s) Borrower shall not create, incur or have outstanding any obligation for borrowed money, or any indebtedness of any kind, that will mature prior to the Maturity Date; provided, that this Section shall not apply to (i) the indebtedness to the Lender or any affiliate of the Lender; (ii) the indebtedness existing on the Closing Date; and (iii) indebtedness to trade creditors incurred in the ordinary course of business.

(t) Borrower shall provide written notice to Lender of any request to Perseus Partners VII, L.P. for its consent to create, incur or have outstanding any obligation for borrowed money or any indebtedness of any kind; provided, that this Section shall not apply to (i) the indebtedness to the Lender or any affiliate of the Lender; (ii) the indebtedness existing on the Closing Date.

(u) Borrower shall not modify the terms of its existing indebtedness to mature on or prior to the Maturity Date.

(v) Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arms-length transaction with a non-affiliated Person;

(w) Borrower shall not pay any dividends or make any distribution or payment on account of or in redemption, retirement or repurchase of any capital stock;

(x) Borrower shall file (within forty-five (45) days from the date hereof with respect to current Pledged Units and within fifteen (15) days for new Pledged Units), a UCC-1 Financing Statement for each Obligor (in the state of organization or residence for such Obligor) providing notice that the Pledged Units remain the property of the Borrower and subject to a lien in favor of the Lender and subject to the Permitted Liens;

(y) Borrower shall from time to time execute and deliver such further documents and do such further acts and things as Lender may reasonably request in order to fully effect the purposes of this Agreement and to protect Lenders’ interest in the Transaction Documents and Pledged Units; and

(z) Borrower shall provide such other information as Lender may reasonably request.

SECTION 4. Conditions to Term Loan.

4.1 Conditions Precedent to each Term Loan.  Lender’s obligation to make the Term Loan hereunder is subject to the fulfillment or prior written waiver of each of the following conditions precedent, each in form and substance satisfactory to Lender and its counsel.

(a) Borrower shall have duly executed and delivered to Lender the Term Note evidencing the Term Loan;

(b) Borrower shall not be in breach in any material respect of any of its representations herein;

(c) Borrower shall not be in default in any material respect in the performance of any obligation hereunder, including, without limitation, Section 3.2(k) above;

(d) If requested by Lender, Borrower shall have delivered to Lender original Transaction Documents for each relevant Transaction, which shall consist of the following documents:

(i) a certified copy of each Transaction Document, together with all schedules, amendments, riders and supplements thereto identified on a Schedule;

(ii) all such UCC-1 financing statements as may exist, designating the relevant Obligor, as debtor, and Borrower, as secured party, filed by Borrower at its expense in Obligor’s state of organization;

(iii) copies of insurance certificates required by Borrower and, to the extent available, Obligor pursuant to the Transaction Documents;

(iv) original certificate, executed by the Borrower, evidencing its report of installation and acceptance by the Obligor of the Pledged Unit(s); and

(v) any other documents relating: to any of the foregoing or otherwise evidencing a payment obligation under, providing security for, or otherwise relating to a Transaction.

(e) Borrower shall have delivered to Lender a copy of appropriate resolutions of its board of directors, in form and substance satisfactory to Lender, authorizing the execution, delivery and performance of this Agreement, the Term Note, and the other Credit Documents;

(f) Borrower shall have delivered to Lender a UCC-1 financing statement naming Borrower as debtor and Lender as secured party;

(g) Borrower shall have delivered to Lender, and/or caused to be performed, such other items that may be reasonably requested by Lender;

(h) Borrower shall not have suffered any material adverse change, nor shall any material adverse change be threatened, in its financial condition, business or operations since the date of Borrower’s most recent financial statement delivered to Lender;

(i) Borrower shall have delivered to Lender evidence of Borrower’s insurance policy with policy limits acceptable to Lender naming Lender and its assignees as lender loss payees and additional insureds;

(j) Borrower shall have delivered to Lender all information necessary for Lender to issue wire transfer instructions on behalf of Borrower for the Term Loan to be made under this Agreement, including disbursement authorizations in form acceptable to Lender;

(k) Borrower shall have delivered the Warrant to Lender;

(l) Borrower shall have reimbursed Lender for its legal costs and expenses, the amount of which shall not exceed Twenty-Five Thousand Dollars ($25,000); and

(m) Lender shall have received the favorable opinion (addressed to Lender and dated as of the closing date) of Morgan, Lewis & Bockius, LLP, counsel for Borrower in the form and substance acceptable to Lender, and covering such other matters relating to Borrower, this Agreement or the Credit Documents as Lender shall reasonably request.

SECTION 5. Events of Default and Remedies.

(a) Events of Default.  Each of the following shall constitute an “Event of Default”:  (i) Borrower fails to pay when due any of the obligations owing to Lender and such failure is not remedied within ten (10) days of the applicable due date; (ii) Borrower breaches any of its insurance obligations under the Transaction Documents and fails to cure the breach within five (5) days from the earlier of (A) Borrower’s knowledge thereof and (B) Borrower’s receipt of notice from Lender; (iii) Borrower breaches any of its other obligations and fails to cure that breach within thirty (30) days from the earlier of (A) Borrower’s knowledge thereof and (B) Borrower’s receipt of notice from Lender, (iv) any representation or warranty made by Borrower in connection with this Agreement shall be false or misleading in any material respect; (v) Borrower becomes insolvent or ceases to do business as a going concern; (vi) a petition is filed by or against Borrower under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date; (vii) Borrower defaults under any other material obligation for (A) borrowed money, (B) the deferred purchase price of property, or (C) payments due under lease agreements and the same are not cured within the applicable cure periods; (viii) there is any dissolution, termination of existence, merger, consolidation or change in controlling ownership of Borrower, where the term “change of controlling ownership” shall be defined and interpreted in accordance with the rules and regulations of the SEC, provided, however, that a change of controlling ownership of the Borrower shall not be deemed in any case to result from the issuance by the Borrower of shares of its common stock in a bona fide underwritten public offering; (ix) Borrower cancels or changes the terms of the Lockbox Agreement or moves the Controlled Account related thereto without Lender’s prior written consent; (x) an event of default shall occur and continue beyond any applicable period of notice and/or grace under the Master Term Loan and Security Agreement or any other document executed in connection therewith; or (xi) there is a material adverse change in the Borrower’s financial condition as determined solely by Lender.  An Event of Default declaration shall apply to all Schedules unless specifically excepted by Lender.

5.2 Remedies.  Upon the occurrence and during the continuance of an Event of Default (a) Lender may declare all obligations of Borrower under this Agreement and the Term Note immediately due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower (provided, however, if an Event of Default occurs with respect to Section 5.1(v), all obligations of Borrower under this Agreement and the Term Note shall automatically become immediately due and payable without further action of the Lender), (b) at the request of Lender, Borrower shall assign to Lender such licenses, certificates and authorizations, including all applicable treatment access codes, necessary for the operation of the Pledged Units by the Obligors, (c) the Lender shall have the rights and remedies of a secured party under the Ohio Revised Code, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, (d) collect, compromise, take, sell or otherwise deal with the Collateral and proceeds thereof in its own name or in the name of the Borrower, (e) sell, assign, transfer or otherwise dispose of all or any part of the Collateral in any manner permitted by law and do any other thing and exercise any other right or remedy which the Lender may, with or without judicial process, do or exercise under applicable law, and in any such sale the Lender may sell, assign, transfer or otherwise dispose of all or any part of the Collateral without giving any warranties and the Lender may specifically disclaim any warranties of title and the like, (f) enforce the obligations of an account debtor, Obligor or other person obligated on the Collateral and exercise the rights of the debtor with respect to the obligation of the account debtor, Obligor or other person obligated on collateral to make payment or otherwise render performance to the Borrower, and with respect to any property that secures the obligations of the account debtor, Obligor or other person obligated on the Collateral, in any case directly or through collection agencies or other collection specialists.

5.3 Right of Entry; Possession of Pledged Units.  Upon the occurrence and during the continuance of an Event of Default, Borrower hereby, and to the extent it may have such authority, authorizes Lender to peacefully enter any premises where any Pledged Unit may be and take possession of such Pledged Unit.  Lender may, but shall not be required to, sell Pledged Units at private or public sale, in bulk or in parcels, with or without notice, and without having the Pledged Unit present at the place of sale.  Lender may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Pledged Units.  Lender may use Borrower’s premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise.  The proceeds of sale, lease or other disposition, if any, shall be applied on the following order of priorities:  (a) to pay all of Lenders’ costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of the Pledged Units; then, (b) to the extent not previously paid by Borrower, to pay Lender all sums due from Borrower under this Agreement; then (c) to reimburse to Borrower any sums previously paid by Borrower as liquidated damages; and then (d) to Borrower, if there exists any surplus.  Borrower shall immediately pay any deficiency in (a) and (b) above.

5.4 Notice of Disposition.  If any notice is required by law to effectuate any sale or other disposition of the Collateral, (a) Lender will give Borrower written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Lender may purchase all or any of the Collateral; and (b) Lender and Borrower agree that such notice will not be unreasonable as to time if given in compliance with this Agreement ten days prior to any sale or other disposition.

5.5 Late Charges.  In the event Borrower fails to make any payment under the Term Note within ten (10) days of the applicable payment Due Date, Borrower shall also pay to Lender, in addition to principal and interest a late charge equal to 5% of the amount of such missed payment.

5.6 Remedies Cumulative.  All rights and remedies granted Lender hereunder and under the Term Note and other agreements, instruments and documents associated herewith and therewith, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all obligations and liabilities of Borrower are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

5.7 Set-Off.  If any bank account or other property held by or with Lender, or any Affiliate of Lender, or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of Borrower’s obligations and liabilities hereunder.

SECTION 6. Collection Costs; Indemnification Obligations.

6.1 Collection Costs.  If Borrower fails to pay any amount that may become due to Lender hereunder or under the Term Note, then Borrower shall reimburse Lender upon demand for all collection costs hereunder (including reasonable attorneys’ fees and expenses).

6.2 General Indemnification.  Borrower indemnifies, defends and holds harmless Lender, its successors and assigns, from and against any and all suits, claims, liabilities, counterclaims, actions, damages, penalties, losses, costs or expenses (including, without limitation, attorneys’ fees, expenses and court costs) of any kind Lender shall suffer as a direct result of or arising out of (a) any breach by Borrower of any warranty, representation, covenant or agreement contained herein, or other document executed by Borrower in connection herewith, or contained in any Transaction Document, (b) any intentional misrepresentation in, or material omission from, any statement, certificate, Exhibit, Schedule or other agreement, instrument or document prepared and delivered or to be delivered by Borrower pursuant to this Agreement, (c) any negligence of Borrower or of any agent or employee of Borrower or any warranty given by Borrower in respect of the purchase, installation, delivery, maintenance and condition of any Pledged Unit, (d) any Taxes and any governmental charges, fees, fines or penalties whatsoever, levied against any Transaction or any Pledged Unit for any periods prior to the applicable Closing Date and not paid by Borrower in the event Borrower is liable for such Taxes, (e) any Transaction or Transaction Document being unenforceable by reason of the failure of Borrower (or any predecessor-in-interest to Borrower) to have qualified to do business or to have any license or permit required by any state or other governmental entity, (f) the failure of Borrower to have or have obtained from an Obligor effective insurance coverage as required pursuant to the Transaction Documents, or (g) the failure of Lender to have a first priority perfected security interest in and Lien on the Collateral, subject to the Permitted Liens.  Borrower further indemnifies and holds harmless Lender, its successors and assigns, from and against any and all liabilities (including interest and penalties) with respect to any Taxes required to be collected in respect of any Transaction or any Pledged Units after the Closing Date if such Taxes had not been collected by Borrower prior to the Closing Date on reliance of any exemption being available or otherwise applicable and it is subsequently determined by Lender that no exemption is available.

6.3 Environmental Indemnification.  Borrower shall fully and promptly pay, perform, discharge, defend and indemnify and hold harmless Lender, its successors and assigns from and against any and all claims, loss or damage, including the costs of any remedial action arising from any breach of any environmental law in connection with a Transaction, including, without limitation, any claim arising under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.).

6.4 Survival.  The obligations of Borrower under this Section 6 shall survive the execution of this Agreement and the Term Note, the Closing and any payment of any amount owing under the Term Note.

6.5 Continuation of Interest Charges.  All contractual rates of interest chargeable on the Term Loan shall continue to accrue and be paid even after default, acceleration, termination of this Agreement, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

6.6 Applicable Interest Limitations.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement or the Term Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply and set off such excess interest received by Lender against other obligations and liabilities due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

SECTION 7. Administration and Servicing of Term Loan.

7.1 Servicing of Transactions.  Until the Term Loan hereunder has been paid and performed in full and this Agreement shall have been terminated, Borrower will, unless and until replaced:

(a) Perform all servicing responsibilities with respect to the Transactions;

(b) Bill Obligors in accordance with the terms of the applicable Transaction Document and otherwise in accordance with Borrower’s standard billing procedures, and use its best efforts to collect all payments due under the Transaction Documents, including all taxes, but in no event less diligently and appropriately than in accordance with generally accepted servicing practices in the financial services industry.  All billing with respect to Transactions shall be accomplished by separate invoices (i.e. not included in invoices to the same Obligor for payments due under any other agreements between Borrower and Obligor) or by invoices clearly describing the Transactions to which payments due an applicable.  To the extent payments from Obligors include sales, use and personal property taxes such amounts will be received in trust by Borrower and paid promptly to the authority entitled thereto.

(c) Maintain books and records pertaining to all the Transactions and provide Lender or its appointee on-site access to same, on an annual basis during the term of the Term Loan, with the cost of out-of-pocket expenses actually incurred to be borne by Borrower in an amount not to exceed $900.00 in conjunction with a review of collection and administration of the Transactions in order to assess compliance with the written policy and procedure of Borrower in relation to the servicing responsibilities of Borrower as well as review of Transaction

Documents, and on or before the twentieth (20th) day of each month.  Borrower shall provide a report, in form and substance satisfactory to Lender, by electronic transmission, of all payments due under the Transaction Documents as of the last day of the preceding month, all payments received, payments advanced by Borrower, and any amounts for which a payment is overdue and the period for which such amount is overdue, any recoveries and any other information Lender requests.

(d) Make or cause to be made all filings in respect of, and pay and discharge or cause to be paid and discharged when due, any and all personal property taxes, license fees, sales, use, excise, or similar taxes now or hereafter imposed by any state, Federal or other government or agency on any Transactions, Pledged Units or payments due under any Transaction, whether the same shall be payable by or billed or assessed to the Obligor or Borrower, together with any penalties and/or interest in connection therewith.

7.2 Required Consent of Lender to Certain Matters.  Borrower may not, without the prior written consent of Lender, take any action with respect to the following (unless such action is required by the terms of the applicable Transaction Documents):

(a) enter into a waiver or consent or permit any material modification with respect to any executed Transaction Document;

(b) release, or agree to the substitution or exchange of any Pledged Unit or release the liability, in whole or in part, of any person or entity liable for any payment owing under any Transaction Document, except with respect to upgrades as may occur in the ordinary course of Borrower’s business;

(c) grant any concession with respect to the compliance with any material obligations imposed by the Transaction Documents, if such concession could materially adversely affect the value of the Collateral;

(d) accelerate or extend the maturity date of a Transaction Document, commence any action, terminate any Transaction Document or repossess and resell any Pledged Units except in the ordinary course of business; or

(e) consent to any encumbrance on, or any subordinate financing of, any Pledged Unit in which Lender holds a security interest (other than Permitted Liens).

Borrower shall promptly provide Lender with notice of any request by an Obligor for an act which would require the consent of Lender, and unless Lender consents in writing within ten (10) business days of such request, the request shall be deemed denied; provided, however, that notwithstanding the foregoing, so long as no Event of Default or event which with the passage of time and/or the giving of notice would constitute an Event of Default, upon the request of an Obligor, Borrower may sell items of Pledged Units from time to time to such Obligors without the prior consent of Lender (and Lender shall release its Lien thereon), subject to the following conditions:  (i) Borrower shall not be permitted to sell a Pledged Unit unless the remaining time under the corresponding Transaction Documents is less than twelve (12) months, (ii) Borrower shall in no event be permitted to sell more than twenty (20) such Pledged Units during the term of this Agreement (as extended, if applicable), unless Borrower substitutes the corresponding

Transaction Documents and Pledged Units with new Transaction Documents and Pledged Units pledged as replacement Collateral (in amounts and on terms satisfactory to Lender and Borrower, it being understood that the substitution of a new Transaction Document for a new item (not refurbished) of Pledged Unit shall suffice to redress three (3) such items of sold Pledged Unit, and (iii) Borrower shall continue to provide written notice to Lender (x) of each sale of Pledged Unit and (y) upon reaching twenty (20) items of Pledged Units sold in accordance with the terms hereof, that it has reached the twenty (20) item threshold.

7.3 Notice to Obligors.  Upon the occurrence of an Event of Default, Lender shall have the right to terminate Borrower as servicer and engage a replacement servicer or act as servicer itself and may notify the Obligors of the assignment of such Obligor’s Transaction to Lender.  If Lender or its designee assumes billing and collection responsibility, Borrower shall not interfere, attempt to interfere, or initiate communication in any way with an Obligor concerning the notices, billing and collection of payments and other amounts as provided in this Agreement.  Borrower agrees, at its sole cost and expense, to cooperate and assist Lender or its designee in efforts with respect to billing and collection as Lender may request and to turn over all documents and information in its possession with respect to the Transactions.  If, following such termination Borrower receives a payment, Borrower agrees to immediately forward the payment to Lender, in kind, and until such payment is forwarded to Lender, to hold the payment in trust for Lender.

7.4 Lender Billing and Collecting.  Upon Lender’s or its designee’s undertaking to bill and collect for payments under any Transactions, Lender or its designee may take or fail to take whatever action with respect to the collection of such payments as Lender, in its sole discretion, shall deem proper.  Borrower hereby waives any objection to and hereby consents that, without affecting any of Borrower’s liabilities or obligations hereunder or under any assignment, Lender or its designee may, after Lender’s or its designee’s undertaking to bill and collect, agree with any Obligor under any Transaction as to any modification, alteration, release, compromise, extension, waiver, consent, or other similar or dissimilar indulgence of or with respect to any such Transaction without relieving Borrower from any of its obligations hereunder.

SECTION 8. Miscellaneous.

8.1 Costs, Recording and Other Fees.  On the Closing Date, and from time to time thereafter, Borrower shall pay (i) all reasonable expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, and the reasonable fees and expenses of legal counsel for Lender) relating to this Agreement and the transactions contemplated by the Agreement, the Transaction Documents and all related agreements and documents, including, without limitation, (A) all expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other documents associated herewith, (B) all expenses incurred in the enforcement, protection and defense of the rights of Lender in and to the Term Loan and Collateral, including without limitation, all recording fees, assessments or other statutory fees necessary to perfect Lender’s first priority security interest in and Lien on the Collateral, subject to the Permitted Liens, or otherwise hereunder, (C) all Taxes, if any, payable upon or in connection with the conveyance and transfer contemplated hereunder, and (ii) any reasonable expenses of Lender relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors or termination of this Agreement, provided, however, that legal fees shall not exceed $25,000 (collectively, the “Expenses”).  Any Expenses not paid upon demand by Lender shall bear interest at the highest per annum rate of interest applicable to the Term Loan.

8.2 Power of Attorney.  Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact with full power of substitution, for Borrower and in Borrower’s name to do, at Lender’s option and at Borrower’s expense, all lawful acts and things which Lender may deem necessary to perfect and continue the perfection of any security interest or Lien created hereunder and to ask, demand, collect (including, but not limited to, the execution, in Borrower’s name, of assignment notification letters), receipt for, sue for, compound and give acquittance for any and all payments assigned hereunder and to endorse, in writing or by stamp, Borrower’s name or otherwise on all checks for any monies in respect of the Transactions in which Lender holds a security interest.

8.3 Successor and Assigns.  Lender shall have the absolute right, without requiring Borrower’s consent, to assign all or any of its rights or delegate all or any of its duties hereunder.  Borrower may not assign all or any or its rights or delegate all or any of its duties hereunder without the prior written consent of Lender, provided no such assignment shall relieve Borrower of any of its obligations hereunder or any Term Note executed hereunder.

8.4 Payments In Immediately Available Funds.  Each payment to be made hereunder or any Term Note shall be made on the required payment date in lawful money of the United States or other funds immediately available to the Lender.

8.5 Rights Cumulative.  All rights, remedies and powers granted to Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder and thereunder, or in or by any other instrument, or available in law or equity.

8.6 Waivers.  No failure or delay on the part of Borrower or Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

8.7 Notices.  All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing, as follows:  if to Borrower or Lender at the address set forth on the signature page hereto.  All notices and demands shall be deemed to have been given either at the time of the delivery thereof to any officer of the person entitled to receive such notices and demands at the address of such person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

8.8 Deliveries to Lender.  All items to be delivered, remitted or otherwise to be furnished by Borrower to Lender pursuant hereto or in connection herewith shall, except as otherwise provided for herein, be delivered to Lender at its office at the address set forth herein and therein or at such other place as the Lender may direct.

8.9 Merger and Integration; Amendments. Etc.  This Agreement and any documents executed in connection herewith set forth the entire understanding of the parties relating to the subject matter hereof, and all other and/or prior understandings, written or oral, are hereby superseded.  This Agreement may not be modified, amended, waived, terminated or supplemented, except in accordance with its express terms and in a writing executed by Borrower and Lender.

8.10 Headings and Cross-References.  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References to any Section are to such Section of this Agreement.

8.11 Governing Law.  This Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to principles of conflicts of law or choice of law.

8.12 Counterparts.  This Agreement may be signed in one or more counterparts (and by different parties on separate counterparts), each of which shall be an original and all of which shall be taken together as one and the same agreement.

8.13 Severability.  If any provision hereof is void or unenforceable in any jurisdiction, such voidness or unenforceability shall not affect the validity or enforceability of (i) such provision in any other jurisdiction or (ii) any other provision herein in such or any other jurisdiction.

8.14 Survival of Duties, Warranties and Representations.  Each party hereto covenants that its respective duties, warranties and representations set forth in this Agreement and in any document delivered or to be delivered in connection herewith or therewith, shall survive the execution of this Agreement and the closing of the transactions contemplated hereunder and thereunder.

8.15 Jurisdiction, Forum Selection Venue; Jury Trial Waivers.  BORROWER AND LENDER (A) AGREE TO SUBMIT THEMSELVES IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY SCHEDULE OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF OR THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF OHIO, AND APPELLATE COURTS FROM ANY SUCH FEDERAL COURT, (B) CONSENT THAT ANY ACTION OR PROCEEDING SHALL BE BROUGHT IN SUCH COURTS, AND WAIVE ANY OBJECTION THAT EACH MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, (C) AGREE THAT SERVICE OF PROCESS OF ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE APPROPRIATE PARTY AT ITS ADDRESS AS SET FORTH HEREIN,

AND SERVICE MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED AS AFORESAID, AND (D) AGREE THAT NOTHING HEREIN OR IN ANY SCHEDULE SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY SCHEDULE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN BORROWER AND LENDER.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

PHOTOMEDEX, INC., as Borrower
By:	/s/ Dennis M. McGrath
Name:	Dennis M. McGrath
Title:	Chief Executive Officer

Address:	147 Keystone Drive
Montgomeryville, PA 18936
Attn:	Chief Executive Officer and Chief Financial Officer
Facsimile:	215-619-3209

CLUTTERBUCK FUNDS LLC, as Lender
By:	/s/ Robert T. Clutterbuck
Name:	Robert T. Clutterbuck
Title:	Managing Partner

Address:	200 Public Square, Suite 2910
Cleveland, OH 44114
Attn:	Robert T. Clutterbuck
Facsimile:	216-803-1199

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[Signature Page to Term Loan and Security Agreement]